As filed with the Securities and Exchange Commission on October 31, 2008	333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TALISMAN ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Suite 2000, 888 - 3rd Street S.W., Calgary, Alberta, Canada T2P 5C5 (Address of Principal Executive Offices) (Zip Code)

Talisman Energy Inc. Corporate Strategy Implementation Recognition Program
(Full title of the plan)

NATIONAL CORPORATE RESEARCH, LTD.
(Name and address of agent for service)

1780 Barnes Blvd. Southwest
Tumwater, Washington 98512-0410
(800) 722-0708

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Shares issuable pursuant to Corporate Strategy Implementation Program	150,000	$8.17	$1,225,500	$48.16

(1)

Estimated solely for the purpose of calculating the registration fee based upon the Registrant's current estimate of shares of Common Stock which will be acquired, on the open market, by the administrative agent pursuant to the Talisman Energy Inc. Corporate Strategy Implementation Recognition Program. Also includes, pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Shares as reported by the New York Stock Exchange on October 24, 2008, which was $8.17 per share.

(3)

An aggregate of U.S.$96,300 of the amount of the registration fee was previously paid in connection with U.S.$900,000,000 of the U.S.$2,000,000,000 of unissued securities registered under our F-9 shelf registration statement (File No. 333-130261) initially filed on December 12, 2005 and declared effective on December 19, 2005, which unsold securities have been deregistered. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, U.S.$48.16 is being offset against the total registration fee due for this Registration Statement.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 150,000 Common Shares (“Shares”) of Talisman Energy Inc. (the “Registrant” or the “Corporation”) to be issued pursuant to the Talisman Energy Inc. Corporate Strategy Implementation Recognition Program (the “Plan”). The Shares being registered pursuant to this Form S-8 will be acquired on the open market by the U.S. administrative agent under the Plan. No original issuance shares are to be used herewith. Such shares when so acquired on the open market by the administrative agent will be held for the account of participants under the Plan subject to vesting and distribution requirements in accordance with the Plan.

The Registrant may establish a “rabbi trust” under the Plan to assist with payments under certain circumstances. Amounts held under a rabbi trust may only be used to satisfy obligations under the Plan benefits or to satisfy the claims of the Registrant’s general creditors.

PART II.           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)

The Registrant’s annual report on Form 40-F for the fiscal year ended December 31, 2007 filed with the Commission on March 7, 2008, as amended on March 14, 2008 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”).

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since the end of the fiscal year covered by the Registrant’s annual report incorporated by reference herein pursuant to (a) above.

(c)

The description of the Registrant's securities contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 8, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act (the "Act") and Section 6.1 of By-Law No. 1 provide for the indemnification of directors and officers of the Corporation.

Section 124 of the Act provides as follows:

124.   (1)  Indemnification — A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)   Advance of costs — A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3)	Limitation — A corporation may not indemnify an individual under subsection (1) unless the individual

(a)   acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

(b)   in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

(4)   Indemnification in derivative actions — A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5)   Right to indemnity — Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a)   was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfils the conditions set out in subsection (3).

(6)   Insurance — A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)	in the individual's capacity as a director or officer of the corporation; or

(b)   in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

(7)   Application to court — A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8)   Notice to Director — An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9)   Other notice — On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

The by-laws of the Corporation provide that the Corporation shall indemnify a current or former director or officer of the Corporation, or another individual who acts or acted at the Corporation's request as a director or officer of another entity to the fullest extent permitted by the Act or otherwise by law. The rights of any person to indemnification granted by the Act or the Corporation's by-laws are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will enure to the benefit of the heirs and legal representatives of that person. The bylaws provide further that the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in Section 6.1 of the by-laws as the board may from time to time determine.

The Corporation maintains directors' and officers' liability insurance with policy limits of U.S.$100,000,000 per claim, subject to an annual limit of U.S.$100,000,000 for all directors and officers. This policy covers all directors, officers and certain other senior employees of the Corporation and its subsidiaries. There is no deductible applicable to the policy. No portion of the premium will be paid by directors or officers or senior employees. In addition, the Corporation has entered into agreements with each of its directors and officers and certain other senior employees of the Corporation and its subsidiaries which indemnify them to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Corporate Strategy Implementation Recognition Program and Grant Agreement
23.1	Consent of Ernst & Young LLP, Chartered Accountants
23.2	Consent of Michael Adams, Internal Qualified Reserves Evaluator
24.1	Power of Attorney (see page II-8 of this registration statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on October 29, 2008.

TALISMAN ENERGY INC.

/s/ John A. Manzoni

John A. Manzoni,

President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John A. Manzoni, L. Scott Thomson and Robert Redgate, or any two of them acting together, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of debt securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and all of them or any two of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ John A. Manzoni
John A. Manzoni	President, Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2008
/s/ L. Scott Thomson
L. Scott Thomson	Executive Vice-President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2008
/s/ Douglas D. Baldwin
Douglas D. Baldwin	Chairman and Director	October 29, 2008
/s/ William R. P. Dalton
William R. P. Dalton	Director	October 29, 2008
/s/ Kevin S. Dunne
Kevin S. Dunne	Director	October 29, 2008
/s/ Lawrence G. Tapp
Lawrence G. Tapp	Director	October 29, 2008
/s/ Stella M. Thompson
Stella M. Thompson	Director	October 29, 2008

/s/ John D. Watson
John D. Watson	Director	October 29, 2008
/s/ Robert G. Welty
Robert G. Welty	Director	October 29, 2008
/s/ Charles R. Williamson
Charles R. Williamson	Director	October 29, 2008
/s/ Charles W. Wilson
Charles W. Wilson	Director and Duly Authorized Representative of Talisman Energy Inc. in the United States	October 29, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Corporate Strategy Implementation Recognition Program and Grant Agreement
23.1	Consent of Ernst & Young LLP, Chartered Accountants
23.2	Consent of Michael Adams, Internal Qualified Reserves Evaluator
24.1	Power of Attorney (see page II-8 of this registration statement)